Exhibit 23.1

                           Chang G. Park, CPA, Ph. D.
     * 2667 CAMINO DEL RIO S. PLAZA B * SAN DIEGO * CALIFORNIA 92108-3707 *
     * TELEPHONE (858) 722-5953 * FAX (858) 761-0341 * FAX (858) 764-5480 *
                         * E-MAIL changgpark@gmail.com *
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October 12, 2009

TO WHOM IT MAY CONCERN:

The firm of Chang G. Park, CPA consents to the inclusion of our report of August 13, 2009, except as to notes 7 which is as of October 9, 2009, on the audited financial statements of Journal of Radiology, Inc. as of June 30, 2009 in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,


/s/ Chang G. Park
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Chang G. Park, CPA





        Member of the California Society of Certified Public Accountants
          Registered with the Public Company Accounting Oversight Board